Exhibit 99.2

October 12, 2018

Dear Stockholder:

Inland Residential Properties Trust, Inc. (“Inland Residential”) is pleased to enclose your third quarter account statement, which includes detailed information regarding your monthly distributions and, if applicable, participation in Inland Residential’s distribution reinvestment plan.

As previously communicated in our letter dated September 26, 2018, we are enthusiastic about the liquidity event the Board of Directors of Inland Residential has voted to approve. After careful consideration of various strategic alternatives, the Board has determined that the sale of Inland Residential’s assets and distribution of all net cash proceeds is the best approach to maximize stockholder value within a reasonable period of time. Proxy materials containing detailed information regarding the liquidity event will be sent to each stockholder in the near term.

Please take the time to review your proxy materials and vote your shares. Remember, your vote is important regardless of the number of shares you own!

Cash Distributions for the Third Quarter of 2018

The cash distribution payable to stockholders of record each day during the months of July, August, and September 2018 were as follows:

$0.003424658 per Class A Share (which is equal to an annualized amount of $1.25); $0.002758356 per Class T Share (which is equal to an annualized amount of $1.01); and $0.003306849 per Class T-3 Share (which is equal to an annualized amount of $1.21).

As previously communicated, because we are pursuing a liquidity event, we do not expect that the board will declare any further regular monthly distributions after payment of the October 2018 distributions on or about November 1, 2018.

If you have any questions regarding your investment in Inland Residential, please contact your financial advisor or our Inland Investor Services team at 800.826.8228 from 8:00 am to 5:00 pm CT Monday-Friday. Thank you for your investment in Inland Residential and confidence in our expertise to maximize stockholder value.

Sincerely, INLAND RESIDENTIAL PROPERTIES TRUST, INC. Mitchell Sabshon President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

(Please see reverse side for important disclosures.)

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Residential with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition and sale of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Residential believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Residential undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Residential or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.